Exhibit 10.1

RETIREMENT AGREEMENT AND RELEASE

THIS RETIREMENT AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Invacare Corporation, an Ohio corporation (the "Company") and A. Malachi Mixon, III ("Executive"), with an Effective Date as defined herein.

W I T N E S S E T H:

WHEREAS, Executive has been serving as the Executive Chairman of the Company’s Board of Directors; and

WHEREAS, Executive desires to retire from his service with the Company, and the Company accepts his retirement, effective December 21, 2014, on the terms set forth herein; and

WHEREAS, the Company and Executive wish to resolve all matters and issues between them arising from or relating to Executive's employment by the Company or service as the Chairman of its Board of Directors.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

ARTICLE I -- CONSIDERATION

Section 1.1.Retirement. Executive, through his signature below, voluntarily resigns and retires from his service as an employee and as the Chairman of the Company’s Board of Directors, and retires as an employee, director, officer, manager, or from other service in any role for any Affiliate of the Company, effective December 21, 2014 ("Date of Retirement"); provided, however, that Executive shall continue as a Director on the Board of Directors of the Company for the remainder of his unexpired term and as otherwise specified in Section 1.9. The Company, through its execution below, hereby consents to and accepts Executive’s retirement and resignations as of the Date of Retirement. Executive’s records with the Company will reflect the voluntary nature of the cessation of his service as an employee and as Chairman, and the Company and Executive each expressly acknowledge that he has not been "discharged" or "terminated" by the Company, constructively or otherwise.

Section 1.2. Retention Period. During the period between the date of signing this Agreement and the Date of Retirement, Executive shall continue to be employed and serve as Chairman of the Company’s Board of Directors (the “Retention Period”).

(a)
During the Retention Period, Executive will perform his current duties and/or other appropriate duties reasonably comparable to his current duties, including, but not limited to, transitioning pending business matters and training any person or persons designated by the Company to undertake any of the duties of Executive’s position; and

(b)
During the Retention Period, through and including the Date of Retirement, Executive shall continue to be compensated at his regular pay and employee benefits at such level as his pay and benefits existed immediately prior to the date of this Agreement.

Section 1.3.Retirement Payment. Provided that Executive signs, at the proper time as described in §1.12 of this Agreement, the General Release of Claims attached hereto and incorporated herein as Exhibit A (the “Release”), and so long as such Release is not revoked during the time period specified therein, then, upon the Effective Date of the Release (as defined in the Release), Executive will be entitled to receive a future payment (the “Retirement Payment”) in an amount equal to $245,000. The Retirement Payment will be paid no later than March 15, 2015, less any applicable payroll taxes and withholdings in a manner consistent with the Company’s regular payroll practices.

Section 1.4.Satisfaction of Retirement Benefit Agreement. Pursuant to the retirement benefit program adopted by the Compensation Committee of the Board of Directors for Executive in March 2000, and the terms and conditions thereof, as more fully reflected in the Retirement Benefit Agreement between the Executive and the Company, dated February 4, 2008 (the “Retirement Benefit Agreement”), the Company shall satisfy its obligations set forth in the Retirement Benefit Agreement, which are summarized to cover the following (as and to the extent specified in such Agreement):

(a)
a spending account of up to $200,000 per year for the five calendar years following the Date of Retirement to be used to reimburse Executive for (i) office and clerical support; (ii) financial and estate planning services; and (iii) such other reasonable expenses Executive incurs in connection with the consulting services he provides to the Company pursuant to the Retirement Benefit Agreement (collectively, “Reimbursement Items”); provided that at the end of each calendar year in which the spending account is available, the Company shall promptly pay Executive the amount remaining in such spending account for such year;

(b)
The cost of a private jet or first-class airfare up to a maximum of $30,000 per year during the five calendar years following the Date of Retirement (with the understanding that such amount is the maximum annual expenditure by Invacare for any form of transportation cost (be it private or first class air fare, train, car rental, etc.) on behalf or at the behest of Executive);

(c)	Home security costs not to exceed $2,000 per year for the five calendar years following the Date of Retirement; and

(d)	The annual premium cost for medical insurance (substantially similar to Executive’s current coverage) covering Executive and his spouse for the five calendar years following the Date of Retirement.

All payments described in this §1.4 shall be governed by, subject to and paid in accordance with the terms of the Retirement Benefit Agreement, including, without limitation, terms relating to the time and form of such payments. With respect to the obligation contained in the Retirement Benefit Agreement for Executive to be eligible to participate, at the Company’s cost, in such personal umbrella insurance coverage as may be maintained, from time to time, by the Company for its senior executives, the parties acknowledge and agree that the Company intends to cease providing its umbrella insurance coverage plan to its senior executives as of January 1, 2015. In the event the cessation of such plan occurs later, or if the Company is to establish a new personal umbrella insurance coverage plan for its senior executives, then Executive shall be entitled to be eligible to participate as and to the extent provided for under the Retirement Benefits Agreement.

Section 1.5.Restricted Stock. Provided that the Effective Date of the Release has occurred as provided in §1.3 above (and as defined in the Release), then upon such Effective Date, any unvested time-based restricted stock of the Company held by Executive, shall continue to vest following the Date of

Retirement in accordance with the vesting schedule set forth in the applicable award agreement as if Executive’s service as Executive Chairman of the Company continued until the earlier of the end of such vesting period(s) or Executive’s death. For example, if Executive were to die before all of the restricted stock vested, his estate or personal representatives shall receive the awards and be entitled to all remaining award rights until the award is fully vested and the Executive’s estate or personal representative has received all the remaining shares not delivered to the Executive as of the date of his death. In the event that the terms of this Agreement cause Executive to recognize taxable income prior to the scheduled vesting date for any restricted shares, then the parties agree that the Company will make the tax withholding deposits in an amount sufficient to cover the Company’s withholding obligation and Executive will satisfy such withholding obligation via the surrender of restricted shares outstanding in Executive’s name by a number of shares (rounded down to the nearest whole share) with a value equal to the tax withholding obligation, based on the market value of the shares at close on the day prior to the day the income from the restricted grants is recognizable for tax purposes.

Section 1.6.Stock Options. All unvested portions of any stock options held by Executive will terminate and expire as of the Date of Retirement and any vested portions of any other stock options held by Executive will remain exercisable following Executive’s retirement for the remaining duration of the term of the option agreement following Executive’s retirement to the extent provided in the applicable award agreement.

Section 1.7.Business Expenses and Legal Fee Reimbursement. Provided that the Effective Date of the Release has occurred as provided in §1.3 above (and as defined in the Release), then upon such Effective Date, (a) the Company will reimburse Executive for his actual and reasonable business expenses incurred during 2014 prior to the Date of Retirement, in accordance with the Company’s normal requirements and procedures for same; (b) the Company will reimburse Executive for his actual and reasonable legal fees and expenses incurred prior to the Date of Retirement, in connection with the consideration, negotiation and documentation of his retirement under this Agreement, in an amount not to exceed an aggregate of $25,000; and (c) until the earlier of Executive’s death or December 31, 2019, the Company will allow Executive to utilize remotely  the services of Executive’s current administrative assistant, but only while she is employed and working at the Company, to provide secretarial services to Executive up to the same amount as are currently being provided, with such services to be provided at Executive’s cost.  The Company will track the assistant’s working time expended on Executive’s behalf and summarize her fully-loaded cost (exclusive of corporate overhead) for that proportion of work time for Executive (as compared to the proportion of work time for the Company) on a monthly basis, which then will be applied as a set off against the aforementioned spending amount for Reimbursement Items.

Section 1.8.Retirement Benefits. Upon the Date of Retirement, Executive shall become entitled to any benefits he has accrued, less applicable payroll taxes and withholdings, under the Company’s retirement benefit plans, including the Invacare Corporation Retirement Savings Plan, the Invacare Corporation Deferred Compensation Plus Plan and the Supplemental Executive Retirement Plan (the “Retirement Plans”). Executive acknowledges that his participation as an active employee in the Retirement Plans will cease as of the Date of Retirement and he will not be entitled to any additional benefit accruals thereafter. Payments made with respect to each Retirement Plan will be made at the earliest practicable time allowable under and subject to the terms and procedures of such plan, including with respect to distribution elections previously made or to be made; provided that Executive’s benefits under the Invacare Corporation Deferred Compensation Plus Plan and the Supplemental Executive Retirement Plan will be paid in a single lump sum payment on the first payroll date following the first day of the seventh month following his Date of Retirement, provided that the post-2004 benefits held in the 401(k) plus account under the Invacare Corporation Deferred Compensation Plus Plan shall be paid in five annual installments in accordance with

Executive’s prior election; and provided further that, in the event of any conflict between the terms of this Agreement and the terms of the Retirement Plans, the terms of the Retirement Plans shall govern.

Section 1.9.Support for Nomination to Board. Executive shall continue his service on the Board of Directors as a Director for the remainder of his term or until his earlier resignation. Further, absent compelling circumstances, the Company hereby agrees to nominate Executive and recommend him for election at the 2015 Annual Meeting of Shareholders for election to an additional one year term. By the Company’s execution hereof, it confirms the ratification and approval of the foregoing sentence by the current Board of Directors. Following the Retirement Date, Executive will be entitled to such compensation, if any, as is provided for other non-employee directors for his service as such while he is on the Board. In addition, for so long as he serves on the Board of Directors, Executive shall be entitled to keep his “Invacare” e-mail address, and the Company will maintain that account.

Section 1.10.Effect of Change in Control. In the event a Change in Control (as defined by Section 409A of the Internal Revenue Code of 1986) of the Company is consummated on or before January 31, 2016, then any retirement benefit amounts or vesting of equity awards set forth in §§1.3 and 1.5 hereof that have not yet been paid or vested under this Agreement will accelerate and be payable or vest within ten (10) business days following the consummation of such Change in Control.

Section 1.11.Adequacy of Consideration. Executive hereby agrees and acknowledges that certain payments and benefits described in this Agreement are over and above any entitlements, severance or otherwise, that he may have by reason of his retirement or other termination from employment with the Company, and that such payments and amounts constitute adequate consideration for all of Executive’s covenants and obligations set forth herein, including, but not limited to, the Release and the other obligations of Executive set forth in Article II of this Agreement.

Section 1.12.Receipt of Certain Consideration. In order to receive the new payments and benefits described in §§1.3, 1.5, 1.7, and 2.3 of this Agreement (excluding the payments and benefits provided for in the Retirement Benefit Agreement), Executive must execute, as of or after (but not before) the Date of Retirement, the Release and such execution of the Release and the expiration of its revocation period without such Release being revoked, must both occur on or prior to December 30, 2014. Thereafter, upon the Effective Date of the Release, Employee shall be entitled to the payments and benefits described in §§1.3, 1.5, 1.7, and 2.3 of this Agreement. Execution and delivery of the Release in 2014 shall not cause any payment of compensation treated as deferred compensation under Section 409A to be accelerated into 2014, even if the revocation period expires in 2014.

ARTICLE II -- OTHER OBLIGATIONS OF EXECUTIVE

Section 2.1.Restrictive Covenants. The Executive and the Company hereby agree to execute as of the date hereof the Technical Information and Non-Competition Agreement between the Company and Executive in the form attached hereto as Exhibit A (the “Technical Information and Non-Competition Agreement”), and further acknowledge and agree that said covenants and obligations of the Technical Information and Non-Competition Agreement (with the Date of Retirement being the date that Executive ceases to work for the Company as contemplated under said Agreement) survive Executive’s retirement, provided, however, that the Technical Information and Non-Competition Agreement shall terminate and have no further force or effect if Executive does not become entitled under Section 1.12 to the payments and benefits described in §§1.3, 1.5, 1.7 and 2.3 of this Agreement.

Section 2.2.Assistance to Company. Executive agrees to make himself available to answer questions concerning business concerns, operations, pending legal concerns and/or litigation, and other special assistance as reasonably may be requested by the Company during the five calendar years following the Date of Retirement; provided, however, that Executive’s obligations hereunder shall not exceed fifteen (15) hours per month through June 30, 2015 and twelve (12) hours per month thereafter unless mutually agreed otherwise; and provided further, that Executive shall be entitled to reimbursement of expenses reasonably incurred by him in his performance of his obligations under this §2.2.

Section 2.3.Company/Executive Personal Property. Upon the Effective Date of the Release, the Company will permit Executive’s continued possession and use of the Blackberry and two desktops and two fax machines leased by the Company and provided to Executive, subject to Executive returning such devices to the Company to permit the Company’s information technology personnel to create a record of and remove any and all sensitive Company information from such devices, after which they will be returned to Executive. On or about the expiration of the Company’s lease of said Blackberry, two desktops and two fax machines, the Company will transfer ownership of such devices to Executive. Prior to his Retirement Date, Executive shall return all other tangible personal property belonging to the Company, including, but not limited to, all keys, business equipment, and any other computer software and/or hardware not specifically referenced in this §2.3.

Section 2.4.Nondisparagement. Executive agrees not to make any disparaging or generally negative comments regarding the Company Entities or otherwise to communicate with any person in a manner tending to damage the reputation of the Company Entities; provided that the parties acknowledge that during the period that Executive remains on the Board and remains a major shareholder (greater than 5% vote in the election of directors), this provision shall not prevent him from discharging his fiduciary duties or otherwise acting in a manner that he reasonably determines is in the best interests of the Company and its shareholders. Neither the Company, nor any of those current employees of the Company who constitute its “named executive officers” (under SEC regulations) for purposes of the Company’s 2014 proxy statement, will make or issue any public release or other public statement containing disparaging or generally negative comments regarding Executive. The Company will share with Executive, for his review and comment, its draft of a statement and related talking points regarding his retirement from the Company. Executive agrees that any discussion or public statements will be consistent with the published statement and talking points. Nothing contained in this Agreement will preclude any party or other person from providing truthful information in any court, regulatory, or governmental proceeding, investigation or inquiry.

Section 2.5.Permitted Disclosure. Notwithstanding the provisions of the Technical Information and Non-Competition Agreement regarding Non-Disclosure of Confidential Information, as affirmed and acknowledged in §2.1 of this Agreement, Executive may disclose to such persons, without limitation of any kind, who have a need to know, the tax treatment and any facts that may be relevant to the tax structure of his retirement from employment or other transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this §2.5 shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure. The Company will be permitted to disclose a summary of, and copy of, this Agreement in a Form 8-K and other public disclosures to be filed with the U.S. Securities Exchange Commission.

Section 2.6.Remedy for Breach of Article II. Executive agrees that each of his obligations set forth in Article II of this Agreement are material provisions of this Agreement, without which the Company would not enter into this Agreement, the violation of which by Executive will cause substantial harm to the Company, and that the actual damages resulting from a violation of any section of this Article II by Executive will be difficult or impossible to ascertain. Accordingly, in the event of any violation by Executive of any section of this Article II, and in addition to all legal or equitable remedies available to the Company to remedy such violation, Executive agrees that (i) the Company may terminate all payments and benefits owed to Executive under this Agreement and retain any remaining payments and benefits not as of then paid to Executive as liquidated damages; and (ii) Executive will repay to the Company, upon demand, all amounts paid to him pursuant to Article I of this Agreement prior to the date the Company learns of such violation by Executive, along with any other relief the Court deems to be appropriate and just; provided, however, it is agreed that the payments and benefits made or owed to Executive under any of the plans, programs or agreements referred to in Sections 1.4 and 1.8 are not subject to termination or repayment by reason of clauses (i) or (ii) of this sentence.

ARTICLE III -- MISCELLANEOUS PROVISIONS

Section 3.1.Entire Agreement. Except as provided in §§2.1 and 3.2 of this Agreement, and except for Executive’s continuing rights under the plans, programs and agreements as specified in Article I, including the Retirement Benefit Agreement, this Agreement contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein, including any offer or other letter agreements, any proxy statement description, or any other such agreement or document. This Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.

Section 3.2.Survival of Agreements. Notwithstanding anything to the contrary in this Agreement, the parties agree that (i) both the Indemnity Agreement between the Company and Executive dated May 24, 2001 (the “Indemnity Agreement”) and the Retirement Benefit Agreement shall survive Executive’s retirement and his execution of this Agreement; and (ii) the Change in Control Agreement between the Company and Executive dated as of December 31, 2008 (“Change in Control Agreement”), shall survive and remain in effect until January 31, 2016 whereupon it shall terminate and be of no further force and effect, unless a Change in Control (as defined in said Agreement) has occurred prior to January 31, 2016, in which case the Change in Control Agreement shall not terminate other than by its terms.

Section 3.3.Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

Section 3.4.Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 3.5.No Assignment. This Agreement is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof.

Section 3.6.Originals. Two (2) copies of this Agreement shall be executed as “originals” so that both Executive and the Company may possess an “original” fully executed document. The parties hereto expressly agree and recognize that each of these fully executed “originals,” which may be signed in counterparts, shall be binding and enforceable as an original document representing the agreements set forth herein.

Section 3.7.Governing Law; Jurisdiction; Venue. This Agreement shall be governed under the laws of the State of Ohio. The Company and Executive each consent to venue and personal jurisdiction over them in any state or federal court with jurisdiction over Cuyahoga County, Ohio, for the purpose of construction and enforcement of this Agreement.

Section 3.8.Acknowledgement by Company. To the knowledge of the Company, it does not currently have a claim against Executive. The "knowledge" of the Company means the actual knowledge of the current executive officers of the Company (other than Executive).

Section 3.9.Withholding. The Company shall have the right to withhold from any payments and benefits under this Agreement any and all amounts necessary for payroll taxes and other withholdings.

Section 3.10.Further Assurances. In case at any time after the Effective Date of the Release, any further actions are necessary or desirable to carry out the purposes of any of the provisions of this Agreement, each party shall, as promptly as reasonably practicable, execute and deliver all such documents, and take all such other actions, in order to give full effect to the provisions of this Agreement.

Section 3.11.Compliance with Section 409A; Taxes. It is the intention and purpose of the Company that this Agreement and all benefits provided hereunder or in connection herewith shall be, at all relevant times, in compliance with (or exempt from) Section 409A of the Internal Revenue Code of 1986, as amended and related regulations (the “Code”), and this Agreement and such benefits shall be so interpreted and administered. Notwithstanding anything herein to the contrary, (i) if at the Date of Retirement Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of Executive’s termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Date of Retirement (or the earliest date as is permitted under Section 409A of the Code), (ii) any reimbursements provided under this Agreement shall be made no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense was incurred; in addition, the amounts eligible for reimbursement during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement in any other taxable year under this Agreement, (iii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax or result in an additional cost to the Company, and (iv) each payment hereunder (including without limitation each monthly payment or payment made on a payroll period basis, even if it might otherwise be part of a series of installment payments) shall constitute a separate payment hereunder for purposes of Section 409A of the Code. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this §3.11; provided that notwithstanding any other provision in this Agreement or otherwise, neither the Company nor any of its employees or representatives shall have any liability to Executive or any beneficiary or dependent with respect thereto or with respect to the tax consequences or effects to them of any of the provisions of, or benefits or payments provided under, pursuant to or in connection with, this Agreement (including under the plans and programs referred to herein).

IN WITNESS WHEREOF, Executive and the Company agree as set forth above:

DATE OF EXECUTION BY EXECUTIVE:	AGREED TO AND ACCEPTED BY:

November 14, 2014	/s/ A. Malachi Mixon, III
A. Malachi Mixon, III

EXECUTION WITNESSED BY:

/s/ Michael Riley

DATE OF EXECUTION BY COMPANY:	AGREED TO AND ACCEPTED BY
INVACARE CORPORATION

November 14, 2014	BY:	/s/ Robert K. Gudbranson

	TITLE:	Interim President and CEO

EXECUTION WITNESSED BY:

/s/ Anthony C. LaPlaca

GENERAL RELEASE OF CLAIMS

A. Malachi Mixon, III ("Executive") and Invacare Corporation (the “Company"), in exchange for their mutual covenants and obligations set forth herein, hereby agree as follows:
1.Executive’s Release. For consideration in the form of the payments and benefits described in the Retirement Agreement and Release between Executive and the Company dated November __, 2014 (the “Retirement Agreement”), Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination or anti-retaliation statutes or regulations, including but not limited to Title VII of the Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (“FMLA”), Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney's fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive's employment and separation from employment which have occurred prior to the date this Release of Claims (“Release”) becomes effective pursuant to Section 7 hereof (the “Effective Date”), or which may arise as a result of his retirement as of the Retirement Date, except those matters specifically set forth herein and in the Retirement Benefit Agreement, and except for any health, welfare, pension or retirement benefits, if any, which may have vested on Executive's behalf prior to his retirement under the generally applicable terms of such programs, and except for any claims arising solely out of Executive’s status as a shareholder of the Company, and except for any rights Executive has under any applicable policies of Directors and Officers liability insurance, and except for any rights Executive has under the Indemnity Agreement.

2.Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Release, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Release. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Release.

3.Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. Through his signature below, Executive represents that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release and the related Retirement Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Release to ensure that Executive’s execution of this Release is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Release and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Release, Executive may elect to execute this Release prior to the end of such 21-day period. If Executive elects to execute this Release prior to the end of such 21-day period, then by his signature below, Executive represents that he has consulted with, and been represented by, his chosen legal counsel, and his decision to accept this shortening of the time was knowing and voluntary, and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Release prior to end of such 21-day consideration period. The parties agree that changes, whether material or immaterial, to this Release shall not restart the running of the twenty-one (21) day time period.
4.Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Release, Executive may revoke this Release by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Patricia A. Stumpp, Senior Vice President--Human Resources, Invacare Corporation, One Invacare Way, Elyria, OH 44035, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Release, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Release.

5.Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Release, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, executives and/or agents to induce Executive to enter into this Release, other than as specifically set forth herein and that Executive is fully competent to enter into this Release and has not been pressured, coerced or otherwise unduly influenced to enter into this Release and that Executive has voluntarily entered into this Release of Executive's own free will. Executive further acknowledges that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release. The parties agree that any capitalized terms not otherwise defined herein shall have the meaning given to them in the Retirement Agreement.

6.Governing Law. This Release shall be governed under the laws of the State of Ohio.

7.Effective Date. This General Release of Claims shall become effective only upon (a) execution of this General Release of Claims by Executive after the expiration of the twenty-one (21) day consideration period described in §3 of this General Release of Claims, unless such consideration period is voluntarily shortened; and (b) the expiration of the seven (7) day period for revocation of this General Release of Claims after execution by Executive described in §4 of this General Release of Claims without this General Release of Claims being revoked, but only if such execution and expiration of the revocation period both occur on or prior to December 30, 2014.

CAUTION TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS GENERAL RELEASE OF CLAIMS.

DATE OF EXECUTION BY EXECUTIVE:     AGREED TO AND ACCEPTED BY:

______________________________        ________________________________
A. Malachi Mixon, III

EXECUTION WITNESSED BY:
________________________________

DATE OF EXECUTION BY COMPANY:        AGREED TO AND ACCEPTED BY
INVACARE CORPORATION

______________________________        BY:_____________________________
TITLE:__________________________

EXECUTION WITNESSED BY:
________________________________

Exhibit A
Two Year Form

TECHNICAL INFORMATION & NON-COMPETITION AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of this _____ day of _________, 2014, between Invacare Corporation, an Ohio corporation, or any subsidiary or affiliate thereof now existing or existing at any time while Employee (as hereinafter defined) is employed or any successor-in-interest thereto (“Employer”) and A. Malachi Mixon, III (“Employee”). This Agreement is meant to supersede and replace the prior Technical Information and Non-Competition Agreement and any and all other agreements entered into and related to post-employment competition.

1.	DEFINITIONS: As used herein the following words have the meanings specified:

(a)    “Intellectual Property” means designs, derivations, works of authorship, discoveries, improvements, innovations and ideas, or any other intellectual property right, whether or not patentable or copyrightable or otherwise registrable, relating to any part of the business or activities of Employer, including without limitation, novel or improved products, processes, machines, promotional or advertising materials, schemes and other manufacturing and sales techniques.

(b)    “Confidential Information” means financial information, marketing strategies, pricing policies or characteristics, user identification, passwords, computer software, screens, user interfaces, system designs and documentation, supplier information, customer information, product information or specifications, designs, drawings, plans or alterations, manufacturing, testing or assembly processes, costs of materials, business or business prospects, proposals, codes, research, reports, investigations, Intellectual Property, equipment, compositions, technology, formulas, trade secrets, know-how, research and development programs, sales methods, costs of production and overhead, and other confidential, technical or business information and data or other information of similar character which relate to Employer, its business or Employee’s employment.

(c)    “Competitor” means any person, firm or organization (and/or parent, subsidiary or affiliate thereof) engaged in or about to become engaged in research on, or the production and/or sale or distribution of any Competitive Product.

(d)    “Competitive Product” means a product which is similar to or competitive with a product manufactured and/or sold by Employer, or with respect to which Employer has conducted research, during the three (3) years immediately preceding termination of Employee’s employment.

2.    OBLIGATIONS OF EMPLOYEE: Employee is employed with or desirous of being employed by Employer in a capacity such that Employee has access to or expects to become informed of Confidential Information. In consideration of and as part of the terms of Employee’s employment by Employer and the payment of compensation to him/her by Employer, Employee agrees as follows:

(a)    Ownership of Intellectual Property: With respect to all Intellectual Property made, created or conceived by Employee, either alone or jointly with others, during or arising out of his or her employment with Employer or, based upon or derived from Confidential Information, all such Intellectual Property shall be the sole property of Employer and Employee agrees:

(I)    to promptly disclose in writing any such Intellectual Property to Employer;

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(II)    to treat such Intellectual Property as the trade secrets and Confidential Information of Employer;

(III)    not to disclose such Intellectual Property to anyone; and

(IV)    not to use any such Intellectual Property for any other purpose other than in connection with Employee’s employment or for Employer’s sole benefit.

(b)    Assignment and Protection of Ownership Rights. Except as listed at the end of this Section 2(b), Employee hereby assigns to Employer all of his or her right, title and interest in and to any such Intellectual Property and to any and all patents or applications (design or otherwise), trademarks or service marks or applications therefor, copyright registrations or applications based thereon or any other Intellectual Property right. Employee agrees to execute, without further consideration, all documents requested by Employer:
(I)    to vest full title in the invention, design, discovery, derivation, improvement or work of authorship in Employer; and
(II)    to enable Employer to seek, register, maintain or enforce patent, design, copyright or other intellectual property protection thereon anywhere in the world.
Employee acknowledges and agrees that each work of authorship created by him or her and relating to Employee’s employment has been prepared for Employer as a work for hire. Employee agrees that in the event that any such work is not considered a work for hire under U.S. Copyright Law, Employee hereby assigns all copyrights in and to such work of authorship to Employer.
List of Intellectual Property excepted from this Section 2(b): [None]______ (If none, so indicate).

(c)    Representations Regarding Deliverables. Employee represents and warrants that:

(I) all work products, deliverables, services, products and all other Intellectual Property delivered to Employer by Employee in connection with Employee’s performance of Employee’s work for Employer (“Deliverables”) do not infringe any Intellectual Property rights of any third parties and are not based on any Confidential Information of any third parties;

(II) that Employee has all rights necessary to provide such Deliverables to Employer under the terms of this Agreement;

(III) that such Deliverables are the original works of the Employee;

(IV) that such Deliverables do not belong to others; and

(V) that employment with Employer does not violate any restrictive covenants in any agreement previously entered into by Employee.

(d)    Non-Disclosure of Confidential Information. Employee covenants and agrees that:
(I)    he or she will not transfer or disclose any Confidential Information;

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(II)    Confidential Information will be kept confidential by Employee, will not be used in any manner which is detrimental to Employer, will only be used in connection with Employee’s employment, and will be safeguarded by Employee from unauthorized disclosure;
(III)    he or she will not copy Confidential Information in whole or in part or use all or any part of Confidential Information to, without limitation, reverse engineer, duplicate the function, sequence or organization of Confidential Information for any purpose without the prior written permission of Employer; and

(IV)    he or she will not use or disclose the confidential information or trade secrets of any other company or entity, including, without limitation, vendors, customers or former employers, without their written authorization.

(e)    Exclusions from Confidential Information. Employee will not be prevented from using or disclosing Confidential Information:
(I)    which Employee can demonstrate, by written records, was known to Employee before the disclosure to Employee by Employer or observation of Confidential Information by Employee; or

(II)    which is now, or becomes in the future, public knowledge other than by breach of this Agreement by Employee; or

(III)    which is lawfully obtained by Employee from a source independent of Employer, which source was lawfully in possession of the Confidential Information and which source had the unrestricted right to disclose or display the Confidential Information to Employee; or

(IV)    which is required by order of a court or regulatory authority having competent jurisdiction to be disclosed, provided that Employee shall inform Employer of the requirement for disclosure, shall permit Employer to attempt, by appropriate legal means, to limit such disclosure and Employee shall use appropriate efforts to limit the disclosure and maintain confidentiality to the extent possible.

(V)    which was independently developed by Employee without any use, knowledge or benefit of Confidential Information.

The confidentiality and non-use obligations of Employee with respect to Confidential Information under the terms of this Agreement shall remain in effect after termination of employment and until such Confidential Information is no longer confidential or proprietary to Employer or no longer nonpublic.

(f)    Return of Information. Immediately upon Employer’s request, Employee will return to Employer all Confidential Information and all memoranda, notes, records, reports, photographs, drawings, plans, papers and all other documents made or compiled by Employee or made available to him or her during the course of his or her employment, or copies, reproductions or abstracts thereof, whether or not such documents contain Confidential Information, and/or Employee will destroy, and certify to Employer as to such destruction, all Confidential Information and other materials.

(g)    Post-Employment Non-Competition. For a period of two (2) years following the date Employee ceases to work for Employer, Employee shall not, anywhere in the world in which Employer conducts business activity, directly or indirectly, on his or her own behalf or on behalf of any other person or entity, render services or act as an officer, director, partner, agent, consultant or employee of, or otherwise assist any Competitor (excluding ownership of less than five percent (5%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market).

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(h)    Post-Employment Non-Interference with Customer and Supplier Relationships. Employee covenants and agrees that he or she shall not, for a period of two (2) years following the date Employee ceases to work for Employer, directly or indirectly, on his or her own behalf or on behalf of any other person or entity, contact or do business with any customer or supplier of Employer with respect to any Competitive Product. This covenant applies to those customers and suppliers, and their respective affiliates, to which Employer has sold its products or services prior to the date Employee ceases to work for Employer, and those prospective customers and suppliers with which Employer has actively pursued sales or supply opportunities prior to the date Employee ceases to work for Employer.

(i)    Post-Employment Non-Recruitment. Employee agrees that Employer has and will invest substantial time and effort in acquiring and maintaining its workforce. Accordingly, Employee agrees that for a period of two (2) years following the date Employee ceases to work for Employer, Employee shall not: (I) hire away, or cause any other person or entity to hire away, any employee of Employer as of the date Employee ceases to work for Employer or, (II) directly or indirectly, on his or her own behalf or on behalf of any other person or entity, entice or solicit, or seek to induce or influence any such employee to leave his or her employment.

(j)    Disclosure of Conflicts of Interest. Employee agrees to promptly and fully disclose, and unless the Board of Directors of Employer consents, to refrain from engaging in, any activity which creates a conflict between Employee’s personal interests and the interests of Employer. Employee agrees and acknowledges that such conflicts may arise in the following illustrative situations as well as others: (I) ownership by Employee or by a relative of Employee of a substantial financial interest in any outside concern which does business with, or is a Competitor of Employer (except where such interest consists of an insubstantial percentage of a publicly owned corporation); (II) rendition of services to any outside concern, including Employee’s own or that of a close relative, which does business with, or is a Competitor of, Employer; (III) acceptance by Employee or a close relative of Employee of a gift (of more than token value), a loan (other than from an established financial institution), excessive entertainment, or other substantial favors from any outside concern which does business with, or is seeking to do business with, or is a Competitor of, Employer; (IV) representation of Employer in any transaction in which Employee has, or a close relative of Employee has, a substantial interest; (V) competition with Employer, directly or indirectly, in the purchase or sale of property or property rights or interest; and (VI) transaction of personal business with third persons in such a manner or under such circumstances as may cause the third person to believe he or she is dealing with Employer rather than Employee individually, such as by transacting personal business on stationery with Employer’s letterhead.

3.    REASONABLE RESTRICTIONS: Employer and Employee expressly agree that the restrictions and covenants contained in this Agreement are needed to protect the valuable business interests of Employer and are reasonable as to time and geographic scope because of the nature of Employer’s business and the location of its competitors.
4.    REMEDIES. Employee acknowledges that should he or she violate or threaten to violate any of the covenants contained in this Agreement, it will be difficult to determine the resulting damages to Employer. In addition to any other remedies Employer may have, Employer will be entitled to temporary or preliminary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. Employer may elect to seek any remedy at its sole discretion on a case by case basis. Failure to seek any remedy in one case will not restrict Employer from seeking any other remedy in another case nor will such action constitute a waiver of any of Employer’s rights. The prevailing party in an action filed to seek enforcement of or damages from a breach of this Agreement will be entitled to recover its attorneys’ fees and expenses.

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5.    AT-WILL EMPLOYMENT. Employee’s employment is at-will. Subject to Employer’s policies and practices, either Employee or Employer may terminate Employee’s employment at any time, with or without cause or reason. The relationship between Employee and Employer is and shall be specifically limited to an employer/employee relationship. As a result, nothing contained in this Agreement or relating to any past, present or future relationship of the parties shall be construed as creating a partnership, joint venture, trustee/beneficiary or other type of fiduciary or business relationship.
6.    CHOICE OF FORUM AND LAW: Employer has its world headquarters located in Lorain County, Ohio. The parties therefore agree that to the extent permitted by law, any action to enforce or seek a declaration of rights under this Agreement shall be filed in state court in Lorain County, Ohio or federal court in the Northern District of Ohio. Additionally, because the parties have significant contacts in Ohio, to the extent permitted by law, the laws of the State of Ohio shall govern the enforcement and interpretation of this Agreement.

7.    MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. This Agreement may be modified only by written agreement signed by both parties. If any one or more of the provisions of this Agreement shall be held invalid or unenforceable, then such paragraph or provision shall become divisible and shall be amended immediately to include only such term and area as shall be considered reasonable and enforceable by the court properly construing such provision. No waiver of a breach of any term or terms of this Agreement will be effective unless such waiver is in writing and signed by the non-breaching party. No waiver of any breach will be deemed a waiver of any other or subsequent breach. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. This Agreement may be assigned by Employer without Employee’s consent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
Print Name: ___________________________

Signed: _______________________________
Employee Signature

Social Security Number: _________________

Employee Home Address:

_________________

_________________

Accepted for Employer this ________ day of ______________________________, 2014

INVACARE CORPORATION

By: __________________________________

Title: _________________________________

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